Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178546

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION. DATED JANUARY 21, 2015.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 21, 2015)

U.S. $

Republic of Colombia

    % Global Bonds due 2045

The bonds will mature on                     , 2045. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each              and             , commencing on                     , 2015. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus dated January 21, 2015, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66  2⁄3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-8 to read about certain risks you should consider before investing in the bonds.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	U.S. $
Underwriting discount		%	U.S. $
Proceeds, before expenses, to Colombia		%	U.S. $
(1)	Purchasers will also be required to pay accrued interest, if any, from January , 2015, if settlement occurs after that date.

Delivery of the bonds, in book-entry form only, is expected to be made on or about January     , 2015.

J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is January     , 2015.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadístico (National Administrative Department of Statistics, or “DANE”), Colombia’s population in 2013 was approximately 47.1 million, compared with 46.6 million in 2012. Based on the latest available population statistics for Colombian cities, in 2013, approximately 7.7 million people live in the metropolitan area of Bogotá, the capital of Colombia. Furthermore, in 2013, Medellín and Cali, the second and third largest cities, had populations of approximately 2.4 million and 2.3 million, respectively. The most important urban centers, with the exception of Barranquilla (the largest port city), are located in the Cordillera valleys. Colombia has a population density of approximately 107 people per square mile (41 people per square kilometer).

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2014, Juan Manuel Santos was reelected as president of Colombia. The next presidential election is scheduled for May 2018.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 9, 2014. In the Senate, candidates from Partido Social de la Unidad Nacional, Centro Democrático Mano Firme Corazón Grande, Partido Conservador Colombiano, Partido Liberal Colombiano, Partido Cambio Radical, Partido Alianza Verde, Polo Democrático Alternativo and Partido Opción Ciudadana won 21, 19, 19, 17, 9, 5, 5 and 5 seats, respectively. In the Chamber of Representatives, Partido Social de la Unidad Nacional, Partido Liberal Colombiano, Partido Conservador Colombiano, Partido Cambio Radical, Centro Democrático Mano Firme Corazón Grande, Partido Alianza Verde, Partido Opción Ciudadana, Polo Democrático Alternativo and Partido Movimiento Independiente de Renovación Absoluta won 39, 37, 27, 16, 12, 6, 6, 3 and 3 seats, respectively. The next Congressional elections will be held in March 2018.

Selected Colombian Economic Indicators

	2009	2010	2011	2012	2013
Domestic Economy
Real GDP Growth (percent)(1)	1.7%	4.0%	6.6%	4.0%	4.7%
Gross Fixed Investment Growth (percent)(1)	(1.3)	4.9	19.0	4.6	6.1
Private Consumption Growth (percent)(1)	0.6	5.0	6.0	4.4	4.2
Public Consumption Growth (percent)(1)	5.9	5.6	3.6	5.7	5.8
Consumer Price Index(2)	2.0	3.2	3.7	2.4	1.9
Producer Price Index(2)	(2.2)	4.4	5.5	(3.0)	(0.5)
Interest Rate (percent)(3)	6.1	3.7	4.2	5.2	4.1
Unemployment Rate (percent)(4)	11.3	11.1	9.8	9.6	8.4
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	33,977	40,762	58,262	61,604	60,281
Imports of Goods	31,428	38,406	52,126	56,648	57,101
Current Account Balance	(4,650)	(8,666)	(9,713)	(11,298)	(12,511)
Net Foreign Direct Investment	(4,530)	(947)	(6,228)	(15,646)	(8,547)
Net International Reserves(6)	25,356	28,452	32,300	37,467	43,633
Months of Coverage of Imports (Goods and Services)	7.9	7.3	6.3	6.7	7.7
Public Finance(7)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(8)	Ps. 207,239	Ps. 219,631	Ps. 249,989	Ps. 285,297	Ps. 309,713
Non-financial Public Sector Expenditures(8)	215,153	229,354	255,860	278,032	315,285
Non-financial Public Sector Primary Surplus/(Deficit)(9)	4,542	(651)	7,059	21,984	10,956
Percent of Nominal GDP	0.9%	(0.1)%	1.1%	3.3%	1.6%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(10,614)	(12,655)	(11,549)	2,824	(6,968)
Percent of Nominal GDP	(2.4)%	(3.1)%	(1.8)%	0.4%	(1.0)%
Central Government Fiscal Surplus/ (Deficit)	(20,715)	(21,019)	(17,507)	(15,440)	(16,645)
Percent of Nominal GDP	(4.1)%	(3.9)%	(2.8)%	(2.3)%	(2.4)%
Public Debt(10)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(11)	Ps.159,032	Ps. 183,319	Ps.192,105	Ps. 200,522	Ps.227,032
Percent of Nominal GDP(1)	31.3%	33.6%	30.9%	30.2%	30.8%
Public Sector External Funded Debt(12)	$35,563	$38,253	$40,606	$44,496	$50,623
Percent of Nominal GDP(1)	15.4%	14.0%	14.9%	11.3%	13.4%

1:        Figures for 2012 and 2013 are preliminary.

2:        Percentage change over the twelve months ended December 31 of each year.

3:        Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).

4:        Refers to the average national unemployment rates in December of each year.

5:        Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “Recent Developments—Foreign Trade and Balance of Payments—Balance of Payments”.

6:        Calculation of the change in international reserves based on the fifth edition of the IMF’s Balance of Payments Manual, which recommends that variations not be included.

7:        All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

8:        The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

9:        Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.

10:      Exchange rates as of December 31 of each year.

11:      Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.

12:      In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources:     Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	U.S.$

Issue Price	% of the principal amount of the bonds, plus accrued interest, if any, from January , 2015.

Issue Date	January , 2015.

Maturity Date	, 2045.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from January , 2015 at the rate of % per year. Colombia will pay you interest semi-annually in arrears on and of each year. The first interest payment will be made on , 2015.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	Colombia’s economy is vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York; provided, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus dated January 21, 2015.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S. $ , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds for general budgetary purposes.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of January , 2015, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in commodity prices, such as the recent decline in oil prices;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Colombia experienced an economic contraction in the first nine months of 2009 and other adverse economic and financial effects as a result of the global economic crisis but experienced improved economic conditions starting in October 2009. According to preliminary figures, for the year ended December 31, 2013, the Central Government fiscal deficit was 2.4% of GDP, compared to a deficit of 2.3% of GDP in 2012. According to preliminary figures, the Central Government’s fiscal deficit for 2014 is estimated to be 2.4% of GDP and is estimated to be 2.8% of GDP in 2015. According to preliminary figures, the non-financial public sector balance in 2013 was a deficit of 1.0% of GDP, compared to a surplus of 0.4% of GDP in 2012 and a deficit of 1.8% of GDP in 2011. See “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product”, “Monetary System—Foreign Exchange Rates and International Reserves—Appreciation of the Peso and Measures Taken by the Government”, “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2013, filed with the SEC on September 23, 2014 (“2013 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. For the first 11 months of 2014, the United States accounted for 25.4% of Colombia’s total exports and the European Union accounted for 17.3% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated January 21, 2015) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2013 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2156

Fax: 57-1-381-2192

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	2013 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-2 to D-3 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-6 to D-12 of Exhibit D and “Recent Developments” beginning on page S-14 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-17 to D-42 of Exhibit D and “Monetary System” on pages D-58 to D-67 of Exhibit D; and “Recent Developments—Economy” beginning on page S-16 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-15 to D-19 of Exhibit D; and “Recent Developments—Economy” beginning on page S-16 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2015 Budget” on pages D-68 to D-75 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-77 to D-86 of Exhibit D and “Recent Developments—Public Sector Debt” beginning on page S-23 of the prospectus supplement

EC No. 809/2004 Item	2013 Annual Report

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-43 to D-57 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-16 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-64 to D-66 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-43 to D-57 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2014 Budget” on pages D-68 to D-75 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-21 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2014 budget	“Public Sector Finance—Public Sector Accounts” and “—2014 Budget” on pages D-68 to D-75 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $        , after deduction of the underwriting discounts and of certain expenses payable by Colombia (which are estimated to be U.S. $         ). Colombia will use the proceeds of the sale of the bonds for general budgetary purposes of fiscal year 2015.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2013 Annual Report, as amended by Amendment No. 1 and as the 2013 Annual Report may be further amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2013 Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2013 Annual Report, as amended to date.

Republic of Colombia

Government and Political Parties

In the presidential elections that took place in 2014, Juan Manuel Santos was reelected as president of Colombia. The next presidential election is scheduled for May 2018.

Internal Security

The level of criminal activity generally has shown a decreasing trend since the Uribe administration took office in August 2002 and this trend has continued during the Santos administration. In particular, violence by guerilla organizations has generally decreased. Incidents of homicide decreased from 15,817 in 2009, to 15,459 in 2010, and although they increased to 16,127 in 2011 and 16,440 in 2012, they decreased to 15,419 in 2013 and 13,258 in 2014. Incidents of kidnapping increased from 213 in 2009 to 282 in 2010 and to 305 in 2011, but remained constant in 2012. Incidents of kidnapping decreased to 299 in 2013 and to 282 in 2014. Incidents of terrorism decreased from 489 in 2009 to 472 in 2010, but increased to 571 in 2011 and to 894 in 2012. Incidents of terrorism decreased to 890 in 2013 and to 764 in 2014. For the twelve months ended December 31, 2014, preliminary data shows that homicides decreased by 13%, kidnapping incidents decreased by 6% and incidents of terrorism decreased by 14%, as compared to the same period in 2013.

Internal security issues continue to be a leading challenge faced by Colombia, and there can be no assurance that the decrease in criminal activity will continue in the future. Over the past two decades, Colombia has implemented various measures to address the violence associated with the guerilla movements, including bilateral negotiations, enactment of legislation to protect the victims of armed conflicts, increased investment and economic development in conflict areas and the introduction of social, political and economic reforms designed to improve living conditions, increase access to the political process and equalize the distribution of income.

On September 4, 2012, President Santos announced a “General Agreement for the Termination of Conflict” between the Government and the FARC. The agreement establishes a procedure which aims to end the armed conflict. The proposed peace process includes an agenda with five concrete points: (i) rural development; (ii) guarantees for political opposition and public participation; (iii) the end of armed conflict; (iv) combating drug trafficking; and (v) the rights of victims. The agreement does not contemplate the cession of land or cessation of military operations. The negotiations started in the first half of October 2012 in Oslo, Norway and have continued in Havana, Cuba.

On May 26, 2013, the Government and the FARC achieved an agreement on the first negotiation point concerning rural development. The main points of the agreement covered the following topics: access and land use, unproductive lands, granting formal title to occupied properties, protection of agricultural frontier areas and reserves, development programs with a territorial approach, infrastructure and land improvement, social development, encouragement of agricultural production, economic cooperation, and food and nutrition policies.

An agreement on political participation, the next point in the negotiation agenda, was reached on November 6, 2013. The agreement includes: (i) rights and guarantees for political opposition, including access to media, in particular for new political movements that appear once the final agreement is reached; (ii) democratic mechanisms for public participation, including direct participation; and (iii) measures to promote further participation, in equal conditions and with security guarantees, of all sectors of the society in national, regional and local politics, including the most vulnerable population.

On May 16, 2014, the Government and the FARC announced an agreement concerning the problem of drug trafficking. The agreement aims to: (i) work with the people concerned; (ii) transform the affected farmlands, opening new opportunities for communities and territories; (iii) guarantee the rights of rural farmers; (iv) clear the areas affected by landmines and unexploded ordnance; (v) promote a comprehensive strategy to ensure full respect of the rule of law in the territories concerned; (vi) implement a program for eradicating illicit crops; and (vii) strengthen institutional capabilities for the detection, control and reporting of illicit financial transactions and promote new plans against money laundering.

On June 7, 2014, the Government and the FARC announced an agreement to take responsibility for the victims of the internal conflict, one of the most important points in the peace negotiations between the Government and the FARC. The agreement outlined ten basic principles: (i) recognition of victims; (ii) acknowledgment of responsibility; (iii) recognition of the rights of the victims; (iv) victim participation; (v) the discovery of the truth of what happened during the conflict; (vi) reparation for victims; (vii) guarantees of protection and security; (viii) guarantee of non-repetition; (ix) principle of reconciliation; and (x) focus on human rights. Finalization of this agreement, however, is conditioned on a general agreement upon the full negotiating agenda and no assurance can be given that such agreement will be reached or that if it is reached, the agreement will not be materially modified.

On December 20, 2014, the FARC initiated a ceasefire and President Santos expressed the hope that this unilateral and undefined ceasefire could lead to a bilateral and permanent truce.

On January 5, 2015, President Santos highlighted the continuity of the peace negotiation as one of the principal objectives in 2015. At his most recent meeting with the negotiating team during 2014, he emphasized the benefits to Colombia following the unilateral ceasefire by the FARC and invited ELN to take the same initiative. The Government negotiating team is expected to return to Havana within a few weeks with the aim of concluding a peace agreement as soon as possible.

Other Domestic Initiatives

On November 22, 2013, a law on infrastructure was enacted. The main purpose of the law is to establish a regulatory framework and provide tools for improving the country’s transportation infrastructure. It seeks to make the approval and execution process for transportation infrastructure more efficient and expeditious through structures that will support and facilitate the development of a modern transport network for the country.

On December 23, 2014, following approval by the Senate and Chamber of Representatives, President Santos signed a tax reform bill into law. The law seeks to maintain the growth of the Colombian economy through infrastructure development and social programs and strike a balance between taxes on wealth and income without adversely affecting the middle class or small and medium size companies. The key provisions of the tax law include: (i) the imposition of a temporary wealth tax on those with net assets above Ps.1 billion, with maximum tax rates gradually decreasing from 1.15% in 2015, to 1.0% in 2016 and 0.4% in 2017 until no longer applicable in 2018; (ii) the introduction of a temporary income tax surcharge of Impuesto Sobre la Renta Para la Equidad—CREE or the Business Contribution to Equality for a company’s earnings above Ps.800 million which surcharge will be 5% for 2015, 6% for 2016, 8% for 2017 and 9% for 2018; (iii) the introduction of a discount on income tax of 2 percentage points of value added tax paid on the purchase of capital goods; (iv) the establishment of a tax deduction for investments in innovation; and (v) the extension of the subsidy in energy services (gas and electric) for the poorest people. The tax reform took effect on January 1, 2015.

Economy

Gross domestic product

The Colombian economy grew by approximately 1.7% in 2009, 4.0% in 2010 and 6.6% in 2011 in real GDP terms. According to provisional figures, real GDP grew approximately 4.0% in 2012 and 4.7% during 2013. Preliminary figures indicate that real GDP grew approximately 5.0% during the first nine months of 2014 in comparison with the same period of 2013.

According to preliminary figures, during the first nine months of 2014, the sectors that experienced the greatest real growth were construction (13.7%), social and health activities (5.7%), financial services and housing (5.5%), and retail, restaurants and hotels (5.1%) when compared to the same period in 2013. No sector registered a contraction during this period.

Employment and labor

The following table presents national monthly average rates of unemployment for January 2010 through November 2014, according to the methodology adopted by DANE.

National Monthly Unemployment Rates

	2010	2011	2012	2013	2014
January	14.6%	13.6%	12.5%	12.1%	11.1%
February	12.6	12.9	11.9	11.8	10.7
March	11.8	10.9	10.4	10.2	9.7
April	12.2	11.2	10.9	10.2	9.0
May	12.0	11.2	10.7	9.4	8.8
June	11.6	10.9	10.0	9.2	9.2
July	12.7	11.5	10.9	9.9	9.3
August	11.2	10.1	9.7	9.3	8.9
September	10.6	9.7	9.9	9.0	8.4
October	10.2	9.0	8.9	7.8	7.9
November	10.8	9.2	9.2	8.5	7.7
December	11.1	9.8	9.6	8.4	n/a

n/a: Not available.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

In June 2014, Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework covering balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the Balance of Payments. On the Current Account, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line. On the Capital Account, loans between affiliates (for non- financial sector companies), which had previously been incorporated within the loans account, are now included in the Direct Investment account. Furthermore, changes in the format for the presentation of information have been incorporated.

According to preliminary figures, Colombia’s current account registered a U.S. $12,511 million deficit in 2013, compared to a U.S. $11,298 million deficit in 2012. The increase in the current account deficit was mainly due to an increase in imports of goods and services accompanied by a decrease of exports in this same sector.

Income outflows were driven primarily by higher remittances of profits and dividends by foreign companies in Colombia to their head offices abroad. For 2013, the financial account registered a U.S. $11,744 million deficit, compared to a U.S. $11,265 million deficit for 2012. The increase in the deficit was mainly caused by a decrease in portfolio investment and other investment accounts.

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $12,855 million for the first nine months of 2014, compared to a deficit of U.S. $9,210 million for the same period in 2013. The financial account registered a deficit of U.S. $12,789 million for the first nine months of 2014, compared to a U.S. $8,480 million deficit for the same period in 2013.

The following table presents preliminary balance of payments figures for the periods indicated based on the sixth edition of the IMF’s Balance of Payments Manual:

Balance of Payments (1)

	For the Year ended December 31,					For the Nine Months ended September 30,
Account	2009	2010	2011	2012(2)	2013(2)	2013(2)	2014(3)
	(in millions of U.S. dollars)

1 Current Account	(4,650)	(8,666)	(9,713)	(11,298)	(12,511)	(9,210)	(12,855)

Credit (Exports)	45,333	52,854	72,230	77,264	76,046	56,394	56,178

Debit (Imports)	49,982	61,520	81,943	88,562	88,557	65,604	69,033

1.Goods and Services	(822)	(1,887)	950	(843)	(2,748)	(1,999)	(6,043)

Credit (Exports)	38,559	45,875	63,898	68,034	67,140	49,783	49,517

Debit (Imports)	39,382	47,761	62,948	68,878	69,889	51,782	55,560

1.A.Goods	2,549	2,356	6,137	4,956	3,180	2,457	(1,340)

Credit (Exports)	33,977	40,762	58,262	61,604	60,281	44,843	44,347

Debit (Imports)	31,428	38,406	52,126	56,648	57,101	42,387	45,687

1.A.Services	(3,372)	(4,243)	(5,187)	(5,799)	(5,928)	(4,456)	(4,703)

Credit (Exports)	4,582	5,113	5,636	6,430	6,859	4,940	5,170

Debit (Imports)	7,953	9,356	10,823	12,229	12,788	9,395	9,873

1.B Primary Income	(8,386)	(11,227)	(15,497)	(15,034)	(14,179)	(10,533)	(9,797)

Credit	1,576	1,664	2,762	3,835	3,609	2,685	2,932

Debit	9,961	12,891	18,260	18,869	17,789	13,218	12,729

1.C Secondary Income	4,558	4,448	4,834	4,579	4,416	3,322	2,984

Credit	5,198	5,315	5,570	5,394	5,296	3,925	3,729

Debit	640	868	735	815	880	603	745

3 Financial Account	(5,135)	(8,921)	(8,844)	(11,265)	(11,744)	(8,480)	(12,789)

3.1 Direct Investment	(4,530)	(947)	(6,228)	(15,646)	(8,547)	(9,036)	(9,472)

Net Acquisition of Financial Assets	3,505	5,483	8,420	(606)	7,652	3,395	2,369

3.1.1 Equity and Investment Fund Share	2,807	6,893	7,254	(557)	7,468	3,440	2,207

3.1.2 Debt Instruments	698	(1,410)	1,165	(49)	184	(45)	162

Net Incurrence of Liabilities	8,035	6,430	14,648	15,039	16,199	12,431	11,840

3.1.1 Equity and Investment Funds Share	7,303	7,065	12,776	13,800	13,831	10,643	10,710

3.1.2 Debt Instruments	731	(635)	1,872	1,239	2,368	1,788	1,130

3.2 Portfolio Investment	(1,912)	(973)	(6,090)	(5,690)	(6,978)	(4,487)	(10,934)

Net Acquisition of Financial Assets	2,756	2,290	2,111	1,666	4,096	5,891	6,260

3.2.1 Equity and Investment Fund Share	-	-	-	-	-	-	-

3.2.2 Debt Securities	2,756	2,290	2,111	1,666	4,096	5,891	6,260

Net Incurrence of Liabilities	4,668	3,263	8,202	7,356	11,073	10,378	17,193

3.2.1 Equity and Investment Fund Share	67	1,318	2,288	3,180	1,926	1,760	3,905

3.2.2 Debt Securities	4,601	1,944	5,914	4,176	9,147	8,618	13,288

3.3 Financial Derivatives and Options to Purchase Shares by Employees	-	-	-	-	-	-	-

Net Acquisition of Financial Assets	-	-	-	-	-	-	-

Net Incurrence of Liabilities	-	-	-	-	-	-	-

3.4 Other Investments	(144)	(10,144)	(267)	4,665	(3,165)	(1,114)	3,725

Net Acquisition of Financial Assets	1,221	210	3,417	2,431	1,826	2,857	3,543

Net Incurrence of Liabilities	1,365	10,354	3,684	(2,234)	4,991	3,971	(182)

3.5 Reserve Assets	1,451	3,142	3,742	5,406	6,946	6,157	3,891

Net Errors and Omissions	(485)	(255)	869	34	768	730	66

Memorandum of the Financial Account Excluding Reserve Assets	(6,586)	(12,064)	(12,586)	(16,670)	(18,690)	(14,636)	(16,680)

(1)    Figures for all years have been recalculated according to the recommendations contained in the sixth edition of the IMF’s Balance of Payments Manual.

(2)    Preliminary.

(3)    Provisional.

Source: Banco de la República—Economic Studies.

According to preliminary figures from Banco de la República, exports of goods totaled U.S. $60.3 billion in 2013, representing a 2.1% decrease compared to 2012. Exports of services increased from U.S. $6,430 million in 2012 to US. $6,859 million in 2013, an increase of 6.7%. Imports of goods increased from U.S. $56,648 million in 2012 to U.S. $57,101 million in 2013, an increase of 0.8%, while imports of services increased from U.S. $12,229 million to U.S. $12,788 million, an increase of 4.6%.

According to preliminary figures from Banco de la República, for the first nine months of 2014, exports of goods totaled U.S. $44,347 million, representing a 1.1% decrease over the same period in 2013. Exports of services increased from U.S. $4,940 million for the first nine months of 2013 to U.S. $5,170 million for the same period of 2014, resulting in a 4.7% increase. Imports of goods increased from U.S. $42,387 million for the first nine months of 2013 to U.S. $45,687 million for the same period of 2014, a 7.8% increase, while imports of services increased from U.S. $9,395 million for the first nine months of 2013 to U.S. $9,873 million for the same period of 2014, an increase of 5.1%.

Monetary System

Financial sector

As of November 30, 2014, Colombia’s financial sector had a total gross loan portfolio of Ps. 319.8 trillion, compared to Ps. 279.4 trillion as of November 30, 2013. Past-due loans totaled Ps. 10.0 trillion as of November 30, 2014, Ps. 8.5 trillion as of November 30, 2013, and Ps. 7.3 trillion as of November 30, 2012, an increase of 36.5% over the two years. Past-due loans were 3.12% of total loans as of November 30, 2014, 3.05% of total loans as of November 30, 2013 and 3.00% as of November 30, 2012. Provisions covering past-due loans decreased from 148.8% as of November 30, 2013 to 143.6% as of November 30, 2014.

The aggregate net technical capital (or solvency ratio) of Colombian banks increased from 14.18% of risk- weighted assets as of November 30, 2013 to 15.27% as of November 30, 2014. The change in the solvency ratio is a product of an increase in risk-weighted assets from Ps. 300.2 trillion as of November 30, 2013 to Ps. 341.5 trillion as of November 30, 2014.

The following table shows the results of the financial sector as of, and for the eight months ended November 30, 2014:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the ten months ended, November 30, 2014)

	Assets	Liabilities	Net Worth	Earnings
Banks	Ps.437,989,403	Ps.376,568,553	Ps.61,420,884	Ps.6,606,156
Non-Banking Financial Institutions (1)	40,851,259	31,456,496	9,394,766	808,898
Special State-Owned Institutions (2)	48,430,856	41,221,266	7,209,590	413,699

Total	Ps.527,271,551	Ps.449,246,312	Ps.78,025,240	Ps.7,828,753

Totals may differ due to rounding.

(1)     Includes financial corporations, commercial financing companies and cooperatives.

(2)     Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical

Studies, or “ICETEX”). Source: Financial Superintendency.

Interest rates and inflation

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2013 was 1.9% as compared to 2.4% in 2012. The 12-month change in the CPI as of December 31, 2014 was 3.7%.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2013 was -0.5%, as compared to -3.0% for 2012. The eleven-month change in the PPI as of December 30, 2014 was 6.3%.

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) decreased from 5.2% as of December 31, 2012 to 4.1% as of December 31, 2013. The average DTF as of December 30, 2014 was 4.3%.

The following table sets forth changes in the CPI, the PPI and average 90-day DTF for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)
2012
January	3.5	3.8	5.1
February	3.6	2.7	5.3
March	3.4	1.6	5.4
April	3.4	1.6	5.5
May	3.4	0.8	5.5
June	3.2	(0.7)	5.5
July	3.0	(0.3)	5.4
August	3.1	0.1	5.4
September	3.1	0.1	5.3
October	3.1	(1.1)	5.4
November	2.8	(2.1)	5.3
December	2.4	(3.0)	5.2
2013
January	2.0	(2.5)	5.1
February	1.8	(2.5)	4.8
March	1.9	(1.9)	4.6
April	2.0	(2.4)	4.2
May	2.0	(2.1)	4.0
June	2.2	(0.2)	3.9
July	2.2	0.0	4.0
August	2.3	(0.5)	4.1
September	2.3	(1.3)	4.1
October	1.8	(1.9)	4.0
November	1.8	(1.3)	4.0
December	1.9	(0.5)	4.1
2014
January	2.1	0.2	4.0
February	2.3	1.3	4.0
March	2.5	2.6	3.9
April	2.7	3.4	3.8
May	2.9	3.1	3.8
June	2.8	2.5	3.9
July	2.9	2.3	4.1
August	3.0	3.0	4.0
September	2.9	3.7	4.3
October	3.3	4.9	4.3
November	3.7	5.1	4.4
December	3.7	6.3	4.3

(1)     Percentage change over the previous twelve months at the end of each month indicated.

(2)     For each indicated month, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On July 31, 2014, Banco de la República decided to increase the discount rate by 25 basis points to 4.25%. On August 29, 2014, the discount rate was again increased by 25 basis points to 4.5%. On December 19, 2014, Banco de la República decided to maintain the discount rate, considering the uncertainty surrounding the evolution of the price of oil.

Foreign Exchange Rates and International Reserves

Exchange rates. On December 31, 2014, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 2,392.46 =U.S. $1.00, as compared to Ps. 1,926,83=U.S. $1.00 on December 31, 2013. During the period ended December 31, 2014, the Representative Market Rate reached a high of Ps. 2.446.35=U.S. $1.00 on December 17, 2014, and a low of Ps. 1,846.12=U.S. $1.00 on July 25, 2014. In 2013, the Representative Market Rate reached a high of Ps. 1,952.11=U.S. $1.00 on September 6, 2013, and a low of Ps. 1,758.45=U.S. $1.00 on January 15, 2013. In 2012, the Representative Market Rate reached a high of Ps. 1,942.70=U.S. $1.00 on January 3, 2012, and a low of Ps. 1,754.89=U.S. $1.00 on May 4, 2012.

International reserves. As of December 31, 2014, net international reserves were U.S. $47.3 billion compared to U.S. $43.6 billion as of December 31, 2013, an 8.5% increase. Between January 2011 and December 2011, Banco de la República intervened in the market through the net purchase of U.S. $3.7 billion to control volatility. During the first six months of 2012, Banco de la República intervened in the market through the net purchase of U.S. $4.8 billion through direct purchase auctions. On August 24, 2012, in order to provide liquidity to the economy, Banco de la República purchased U.S. $700 million through daily auctions between August and September 2012. As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and National Treasury is authorized to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts on foreign exchange. As of January 14, 2015, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts on foreign exchange.

In July 2014, Banco de la República decided to increase the daily amount of dollar purchases and continued accumulating international reserves, totaling U.S. $2.0 billion between July and September 2014, buying at least U.S. $30 million daily. During October 2014, Banco de la República resumed accumulating international reserves through average daily purchases of U.S. $10.0 million in competitive auctions. In November 2014, Banco de la República purchased U.S. $ 165.0 million in the foreign exchange market through the auction mechanism of direct purchase. From January to November 2014, Banco de la República accumulated U.S. $4.0 billion. On December 19, 2014, the Banco de la República decided not to continue buying international reserves.

On May 22, 2012, the Government issued Decree 1076 of 2012, which establishes a system to administer the “Fondo de Ahorro y Estabilización del Sistema General de Regalías,” or Savings and Stabilization Fund. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. As of September 30, 2014, royalties reached an aggregate amount of Ps. 27.9 trillion since inception and, as of November 30, 2014, transfers in dollars into the Savings and Stabilization Fund since inception were U.S. $2.4 billion.

Public Sector Finance

General

For the year ended December 31, 2013, the Central Government fiscal deficit increased to 2.4% of GDP, compared to a deficit of 2.3% of GDP in 2012. According to the 2014 Cierre Fiscal and the 2015 Plan Financiero, the Central Government’s fiscal deficit for 2015 is estimated to be 2.8% of GDP.

In 2014, the Central Government’s structural fiscal deficit was 2.3% of GDP, which is the same level as recorded in 2013. The Government estimates that the Central Government’s structural deficit will be 2.2% of GDP in 2015, 1.9% in 2018 and 1.0% in 2022.

On December 23, 2014, the Minister of Finance, Mauricio Cardenas, announced the results of a review of the Government’s financial plan for 2015. During the announcement, the Minister stated that, according to the fiscal responsibility law, the Government will fund a total deficit of 2.8% of GDP for 2015. This deficit comprises a structural component of 2.2% of GDP and a cyclical deficit equivalent to 0.6% of GDP. The cyclical deficit has two elements:

—	The mining and energy cycle, which reflects the reduction in oil prices against its long-term level, estimated at 0.5% of GDP. In 2015, the fall in oil prices is expected to result in lower tax revenues of approximately Ps. 9 trillion. This reduction in oil revenues is expected to be offset by Ps. 4.5 trillion in tax revenues from the recently passed tax reform law and the balance can be financed, within the fiscal responsibility law through a higher cyclical deficit.

—	A 0.1% of GDP gap generated by a growth below Colombia’s potential. In 2015, the Colombian economy is expected to grow at a rate of 4.2%, which is below the 2015 potential growth of 4.8%. These calculations are made from sectoral projections and based on assumptions such as oil prices and the exchange rate.

For 2015, it is estimated that the average price of Colombian oil will be U.S. $48 per barrel and the dollar will trade at an average of Ps. 2,300.

The following table shows the principal budget assumptions for 2015:

Principal 2015 Budget Assumptions(1)

2015 Budget Assumptions as of December 2014(1)
Gross Domestic Product
Nominal GDP (in billions of pesos)	Ps. 819.9
Real GDP Growth	4.2%
Inflation
Domestic Inflation (consumer price index)(2)(4)	3.0%
External Inflation(3)	2.0%
Real Devaluation (average)	13.8%
Export Prices(3)
Coffee (ex-dock) ($/lb.)	2.0
Oil ($/barrel) (Cusiana)	48.0
Coal ($/ton)	72.0
Nickel ($/lb)(4)	2.6
Gold ($/Troy oz.)(4)	1,250.0

(1)  Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in December 2014 in connection with the release of the Medium Term Fiscal Plan 2014.

(2)  End of period.

(3)  “External Inflation” is based on projected inflation in the United States as published in the IMF, World Economic Outlook Database, October 2014.

(4)  Budget assumptions based on Banco de la República data.

The figures set forth in this “—Public Sector Finance” section represent Colombia’s forecast with respect to the Colombian economy. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth in this section.

Privatization of Isagen

On July 30, 2013, the Government announced the sale of its interest in Isagen (57.7% of the total shares of Isagen), a company engaged in electric power generation and commercialization of energy solutions. On August 12, 2014, the Government decided to extend the privatization of Isagen up to a year because several bidders requested additional time to review the decision to acquire a controlling interest in Isagen and the extra time would allow for the completion of the Sogamoso hydroelectric project. In addition, the Government believes that the extension could increase the number of bidders, lead to increased competition in the bidding process and maximize the value to the nation. However, no assurance can be given that the sale will be completed.

Flexible credit line with the IMF

On June 24, 2013, the IMF’s Executive Board approved a two-year U.S. $5.8 billion successor arrangement under the Flexible Credit Line. To date, Colombia has not drawn on the Flexible Credit Line. The Government intends to treat the credit line as precautionary and does not plan to draw on the facility.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was 34.5% in 2009. It increased to 35.6% in 2010 but decreased to 34.1% in 2011 and further to 32.5% in 2012. The ratio of total net non-financial public sector debt to GDP was 34.7% in 2013. As of June 30, 2014, the ratio of total net non-financial public sector debt to GDP was 34.7%.

Public sector internal debt

As of December 31, 2014, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 205.6 trillion, compared to Ps. 181.9 trillion as of December 31, 2013. The following table shows the direct internal funded debt of the Central Government as of December 31, 2014 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

At December 31, 2014 (in millions of pesos)
Treasury Bonds	Ps. 192,874,181
Pension Bonds	10,240,371
Títulos de Reducción de Deuda (TRD)	1,060,337
Peace Bonds	13,340
Constant Value Bonds	1,200,603
Banco Agrario	-
Others(1)	254,654
Security Bonds	197

Total	Ps. 205,643,682

Total may differ due to rounding.

(1)  Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance and Public Credit.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 43.4 billion as of December 31, 2014.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor.

Public Sector External Funded Debt by Type (1)

	As of December 31, 2013		As of November 30, 2014
	(in millions of U.S. dollars)
Central Government	U.S. $	35,658	U.S.$	37,250
Public Entities(2)
Guaranteed		1,871		1,686
Non-Guaranteed		13,093		18,422

Total External Funded Debt	U.S. $	50,623	U.S. $	57,357

(1)	Provisional; subject to revision. Includes debt with an original maturity of more than one year and excludes debt with resident financial institutions. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of December 31, 2013 and November 30, 2014, respectively.
(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance and Public Credit.

Public Sector External Funded Debt by Creditor(1)

	As of December 31, 2013		As of November 30, 2014
	(in millions of U.S. dollars)
Multilaterals	U.S. $	16,455		U.S. 15,145
IDB		7,233		6,682
World Bank		7,938		7,118
Others		1,284		1,059
Commercial Banks		2,775		3,637
Export Credit Institutions		2,687		2.771
Bonds		27,983		34,785
Foreign Governments		717		1,017
Suppliers		5		3

Total	U.S. $	50,623	U.S. $	57,357

Total may differ due to rounding.

(1)	Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of December 31, 2013 and November 30, 2014, respectively. Excludes debt with resident financial institutions. Source: Debt Registry Office Ministry of Finance.

As of September 30, 2014, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $564 million.

On January 28, 2014, Colombia issued U.S. $2,000,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044.

On October 28, 2014, Colombia issued U.S. $500,000,000 of its 4.000% Global Bonds due 2024 and U.S. $500,000,000 of its 5.625% Global Bonds due 2044 in a reopening of each such series.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on January , 2015, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on , 2045;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at % per year, accruing from January , 2015;

•	pay interest in U.S. dollars on and of each year. The first interest payment will be made on , . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on or , as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “—Optional Redemption”; and

•	not be entitled to the benefit of any sinking fund.

The public offering price is     %, and the resulting yield to maturity (calculated on a semi-annual basis) is     %. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to                     , 204     (6 months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus      basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after                     , 204     (6 months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•  “Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•  “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•  “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•  “Independent Investment Banker” means either J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•  “Reference Treasury Dealer” means (1) any of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC; provided, however, that if J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC or any of their respective affiliates shall cease to be a Primary Treasury Dealer, Colombia will appoint another Primary Treasury Dealer as a substitute for such entity and (2) any other Primary Treasury Dealer selected by Colombia.

•  “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•	not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York Mellon Luxembourg to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if :

•  the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•  the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•  Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action brought by a holder based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) and (ii) Articles 684 and 513 of the Colombian Civil Procedure Code (Código de Procedimiento Civil) (which will be gradually superseded by Articles 593, 594 and 595 et al subject to the entry into force of Law 1564 of 2012 (Código General del Proceso) pursuant to the terms of article 627, paragraph 6 thereof) and Article 19 of Decree 111 of January 15, 1996.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond. This discussion assumes that you (i) hold the bond as a capital asset (generally, an asset held for investment), (ii) were the initial purchaser of that bond, and (iii) acquired the bond at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for tax purposes;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a bond as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. Colombia has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a bond.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your bond.

For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the bond will generally equal the amount that you paid for the bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a “U.S. Holder” as defined above.

“Payments of Interest” Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a bond unless:

•	that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

•	if you are an individual, you (i) are present in the United States for 183 days or more in the taxable year in which you sell the bond or (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the bond and the gain is attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described in the immediately preceding two sentences. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of January     , 2015 Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount

J.P. Morgan Securities LLC	U.S. $
Morgan Stanley & Co. LLC.	U.S. $

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. J.P. Morgan Securities LLC, is located at 383 Madison Avenue, New York, New York 10179 and Morgan Stanley & Co. LLC, is located at 1585 Broadway, New York, New York 10036. The underwriters may also offer and sell the bonds through certain of their affiliates.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about January     , 2015, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of     % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. If any of the underwriters or their affiliates has a lending relationship with Colombia, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Colombia consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

European Economic Area Selling Restrictions (EEA)

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may with effect from and including the Relevant Implementation Date, make an offer of the bonds to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of Colombia for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds to the public shall require Colombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This pricing supplement has been prepared on the basis that, except to the extent sub-paragraph (ii) below may apply, any offer of the bonds in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make an offer in that Relevant Member State of the bonds contemplated in this pricing supplement in relation to the offer of the bonds may only do so (i) in circumstances in which no obligation arises for Colombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer, or (ii) if a prospectus for such offer has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State and (in either case) published, all in accordance with the Prospectus Directive, provided that any such prospectus has subsequently been completed by a pricing supplement which specifies that offers may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State and such offer is made in the period beginning and ending on the dates specified for such purpose in such prospectus or pricing supplement, as applicable, and Colombia has consented in writing to its use for the purpose of such offer. Except to the extent sub-paragraph (ii) above may apply, neither Colombia nor any underwriter have authorized, nor do they authorize, the making of any offer of bonds in circumstances in which an obligation arises for Colombia or any underwriter to publish or supplement a prospectus for such offer.

The above selling restriction is in addition to any other selling restrictions set forth herein.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom. This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Republic of Italy

The offering of bonds has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor copies of this Prospectus Supplement, the accompanying Prospectus or any other documents relating to the bonds may not be distributed in Italy except:

(a) to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the bonds or distribution of copies of this Supplement, the accompanying Prospectus or any other documents relating to the bonds in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

(b) in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the bonds on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Switzerland

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the bonds which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The bonds will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the bonds, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The bonds are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the bonds with the intention to distribute them to the public). The investors will be individually approached by the underwriters from time to time. This prospectus supplement, as well as any other material relating to the bonds, is personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without Colombia’s express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (the “CWUMPO”) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” (as defined in the CWUMPO) and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws securities of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Any resale of the bonds offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

Chile

Pursuant to the Securities Market Law of Chile and Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia De Valores

y Seguros or “SVS”) (“Rule 336”), the bonds may be privately offered to certain Qualified Investors identified as such by Rule 336 (which in turn are further described in rule no. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be made to prospective investors in Chile:

1.	Date of commencement of the offer: October 21, 2014. The offer of the bonds is subject to Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia De Valores y Seguros or “SVS”).

2.	The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS, due to the bonds not being subject to the oversight of the SVS;

3.	Since the bonds are not registered in Chile there is no obligation by the issuer to deliver public information about the bonds in Chile; and

4.	The bonds shall not be subject to public offering in Chile unless registered with the relevant securities registry of the SVS.

This information has been translated into Spanish below.

Información a los Inversionistas Chilenos:

De conformidad con la Ley n° 18.045, de Mercado de Valores y la Norma de Carácter General n° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia De Valores y Seguros de Chile (la “SVS”), los bonos pueden ser ofrecidos privadamente a ciertos “Inversionistas Calificados”, a los que se refiere la NCG 336 y que se definen como tales en la norma de carácter general n° 216, de 12 de junio de 2008, de la SVS.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.	La oferta de los bonos comienza el 21 de octubre de 2014, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

2.	La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa superintendencia;

3.	Por tratarse de valores no inscritos en chile no existe la obligación por parte del emisor de entregar en chile información pública sobre estos valores; y

4.	Estos valores no podrán ser objeto de oferta pública en chile mientras no sean inscritos en el registro de valores correspondiente.

The bonds will not be registered with the SVS under the Chilean Securities Market Law (Ley No. 18,045 de Mercado de Valores), and, accordingly, may not be offered to persons in Chile except in circumstances that do not constitute a public offering under Chilean law.

Colombia

The bonds have not been and will not be registered in the Colombian National Registry of Securities and Issuers maintained by the SFC and may not be offered or sold publicly or otherwise be subject to brokerage activities in Colombia, except as permitted by Colombian law.

Peru

The bonds and the information contained in this offering memorandum have not been and will not be registered with or approved by SMV or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

The bonds have not been registered with the SBS for Peruvian private pension fund investment eligibility, as required by Peruvian legislation.

Canada

The bonds may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103.

Any resale of the bonds must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993 of October 28, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Decree 2681 of 1993, Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on October 22, 2014, External Resolution No. 8 dated August 29, 2014 of the Board of Directors of the Central Bank of Colombia, Resolution No.      of January     , 2015 of the Ministry of Finance and Public Credit, CONPES document No. 3781 DNP: SC-DEE MINHACIENDA, dated November 8, 2013, and CONPES document No. 3818 DNP: SC-DEE MINHACIENDA, dated October 2, 2014.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, indenture and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus dated January 21, 2015 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of January     , 2015 Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Maria Isabel Nieto Jaramillo, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $1,953,799,172 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 21, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is January 21, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $1,953,799,172. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

—	this prospectus;

—	any prospectus supplement; and

—	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

—	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

—	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and a bank or trust company, as trustee. Whenever Colombia issues a series of debt securities it will attach the indenture that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the trustee will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Debt securities may be issued pursuant to an indenture between Colombia and the trustee named therein. The following description summarizes some of the terms of the debt securities and the indenture. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed or will file a copy of these documents with the SEC and will also file copies of these documents at the office of the trustee.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

—	the title;

—	any limit on the aggregate principal amount;

—	the issue price;

—	the maturity date or dates;

—	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

—	any mandatory or optional sinking fund provisions;

—	any provisions that allow Colombia to redeem the debt securities at its option;

—	any provisions that entitle you to early repayment at your option;

—	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

—	the form of debt security (global or certificated and registered);

—	the authorized denominations;

—	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

—	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

—	denominated in U.S. dollars;

—	in fully registered book-entry form;

—	without coupons; and

—	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities —Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for payments of interest to be made by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any Debt Security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

—	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

—	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

—	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

—	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

—	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to related revenues, existing at the time of the acquisition of that asset or property;

—	liens created before the date of the indenture, including renewals or refinancings of those liens; provided, however, that any renewal or refinancing of any those liens secures only the renewal or extension of the original secured financing;

—	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

—	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

—	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

—	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

—	liens on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

—	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.	Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or
6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

—	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

—	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

—	change the date on which any amount is payable on the debt securities;

—	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

—	reduce the interest rate on the debt securities;

—	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

—	change the currency or place of payment of any amount payable on the debt securities;

—	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

—	change the identity of the obligor under the debt securities;

—	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

—	change the definition of “uniformly applicable” or “reserve matter modification”;

—	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

—	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

—	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

—	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

—	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

—	a description of Colombia’s economic and financial circumstances that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

—	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

—	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

—	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

—	adding to Colombia’s covenants for the benefit of the holders;

—	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

—	securing the debt securities of that series;

—	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

—	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

—	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

—	the initial offering price;

—	the currency you must use to purchase the warrants;

—	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

—	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

—	the exercise price or ratio;

—	the procedures for, and conditions to the exercise of, the warrants;
—	the date or dates on which the right to exercise the warrants shall commence and expire;

—	whether and under what conditions Colombia may terminate or cancel the warrants;

—	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

—	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

—	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

—	the identity of the warrant agent;

—	any special U.S. federal income tax considerations; and

—	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it.

In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

—	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities”;

—	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

—	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

—	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

—	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

—	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

—	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

—	registered in the name of each holder;

—	without interest coupons; and

—	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) and (ii) Articles 684 and 513 of the Colombian Civil Procedure Code (Código de Procedimiento Civil) (which will be gradually superseded by Articles 593, 594 and 595 et al subject to the entry into force of Law 1564 of 2012 (Código General del Proceso) pursuant to the terms of article 627, paragraph 6 thereof) and Article 19 of Decree 111 of January 15, 1996.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. This discussion assumes that you (i) hold the debt security as a capital asset (generally, an asset held for investment), (ii) were the initial purchaser of that debt security, and (iii) acquired the debt security at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•      dealers in securities or currencies;

•      securities traders using a mark-to-market accounting method;

•      banks or life insurance companies;

•      persons subject to the alternative minimum tax;

•      persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•      U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•      tax-exempt organizations.

Finally, this discussion assumes that you are not using a debt security as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. Colombia has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•      an individual citizen or resident of the United States for U.S. federal income tax purposes;

•      a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•      an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•      a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

Payments of Interest.    Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a debt security will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your debt security.

For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

Disposition of Debt Securities.    If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax.    A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets.    Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a “U.S. Holder” as defined above.

“Payments of Interest”    Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Disposition of Debt Securities.    Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a debt security unless:

•      that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

•      if you are an individual, you (i) are present in the United States for 183 days or more in the taxable year in which you sell the debt security or (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the debt security and the gain is attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a debt security through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described in the immediately preceding two sentences. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•      a U.S. Person;

•      a controlled foreign corporation for U.S. federal tax purposes;

•      a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•      a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

—	through underwriters or dealers;

—	directly to one or more purchasers; or

—	through agents.

Each prospectus supplement will set forth:

—	the name or names of any underwriters

—	or agents;

—	the purchase price of the securities;

—	the net proceeds to Colombia from the sale;

—	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

—	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

—	any discounts or concessions allowed or reallowed or paid to dealers; and

—	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

—	in negotiated transactions;

—	at a fixed public offering price; or

—	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

—	Colombia’s annual report on Form 18- K for the year ended December 31, 2013 filed with the SEC on September 23, 2014;

—	Amendment No. 1 filed on Form 18-K/A on December 19, 2014, to the 2013 annual report;

—	All amendments on Form 18-K/A to the 2013 annual report filed on or prior to the date of this prospectus;

—	Any amendment on Form 18-K/A to the 2013 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

—	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone:    57-1-381-2156

Facsimile:      57-1-381-2192

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

101 Barclay Street, Floor 7E

New York, New York 10286

PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York Mellon, London Branch	The Bank of New York Mellon (Luxembourg) S.A.
One Canada Square Canary Wharf London E14 5AL England	Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LISTING AGENT

KBL European Private Bankers S.A.

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP 399 Park Avenue New York, New York 10022	Legal Affairs Group Ministerio de Hacienda y Crédito Público Dirección General de Crédito Público y Tesoro Nacional Carrera 8, No. 6C-38, Piso 1 Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	Brigard & Urrutia Calle 70 A No. 4-41 Bogotá D.C., Colombia